Exhibit 4.7
SECOND AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT
     This Second Amendment to First Amended and Restated Credit Agreement is dated January 19, 2010, by and among RTI International Metals, Inc., an Ohio corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement), PNC Bank, National Association, successor to National City Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), PNC Bank, National Association, as documentation agent for the Lenders (in such capacity, the “Documentation Agent”), Citibank, N.A., as syndication agent for the Lenders (in such capacity, the “Syndication Agent”) (“Second Amendment”).
W I T N E S S E T H:
     WHEREAS, the Borrower, the Lenders, the Administrative Agent, the Documentation Agent and the Syndication Agent entered into that certain First Amended and Restated Credit Agreement, dated as of September 8, 2008, as amended by that certain First Amendment to First Amended and Restated Credit Agreement, dated September 18, 2009, by and among the Borrower, the Lenders, the Administrative Agent, the Documentation Agent and the Syndication Agent (as further amended, modified, supplemented or restated from time to time, the “Credit Agreement”); and
     WHEREAS, the Borrower desires to amend certain provisions of the Credit Agreement and the Lenders, the Administrative Agent, the Documentation Agent and the Syndication Agent shall permit such amendments pursuant to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. All capitalized terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement unless the context clearly indicates otherwise.
     2. Section 1.01 of the Credit Agreement is amended by deleting the following definitions in their entirety and in their stead inserting the following:
     “Debt” of a Person means such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable and accrued expenses, including without limitation, performance guaranties, arising in the ordinary course of such Person’s business payable on terms customary in the trade and not evidenced by a note), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, bonds (excluding performance/surety bonds and custom bonds), or similar instruments, (e) Capitalized Lease Obligations, (f) Contingent Obligations and (g) obligations for which such Person is obligated pursuant to or in respect of a letter of credit (excluding Cash Collateralized Letters of Credit but only to the extent of the amount of same day funds held in the Pre-Default L/C Cash Collateral Account at the applicable time of determination) and, for the purpose of Section 7.01 only, Hedging Agreements.
     “Issuing Bank” means PNC Bank, National Association, as the issuer of Letters of Credit.
     “L/C Cash Collateral Account” means, as applicable, either (i) a Pre-Default L/C Cash Collateral Account; or (ii) a Post-Default Cash Collateral L/C Account.
     “Net Debt” means as of any time, Consolidated Debt minus unencumbered cash and unencumbered Cash Equivalents of the Borrower and its Domestic Subsidiaries in excess of Fifty Million and 00/100 Dollars ($50,000,000.00).
     “Swing Loan Bank” means PNC Bank, National Association, or such other Lenders as shall, with the consent of each Swing Loan Bank, the Administrative Agent and the Borrower, have assumed all or any portion of the obligations of a Swing Loan Bank to make Swing Loans.
     3. Section 1.01 of the Credit Agreement is further amended by inserting the following defined terms in their appropriate alphabetical order:
     “Cash Collateralized Letter of Credit” or “Cash Collateralized Letters of Credit” shall mean, singularly or collectively, as the context may require, any Letter of Credit, with respect to which the Borrower, at its sole discretion, has deposited with the Issuing Bank on behalf of the Lenders in same day funds at the Issuing Bank’s office designated by the Issuing Bank, for deposit in the Pre-Default L/C Cash Collateral Account, an amount equal to the applicable outstanding Letter of Credit issued by the Issuing Bank which are to be Cash Collateralized Letters of Credit.
     “Post-Default L/C Cash Collateral Account” means, at any time upon the occurrence and during the continuance of an Event of Default an interest bearing account, either automatically converted from a Pre-Default L/C Cash Collateral Account or otherwise established in accordance with the terms and provisions of Section 8.04, with the Issuing Bank at its address designated in Section 10.02 in the name of the Borrower but in connection with which the Issuing Bank shall be the sole entitlement holder or customer.
     “Pre-Default L/C Cash Collateral Account” means, so long as no Event of Default has occurred and is continuing, an interest bearing account, established at the request of the Borrower in connection with any Cash Collateralized Letter of Credit, with the Issuing Bank at its address designated in Section 10.02 in the name of the Borrower, and with respect to which the Borrower hereby pledges and assigns and grants to the Issuing Bank on behalf of itself and of the Lenders a security interest in such Pre-Default L/C Cash Collateral Account and all cash held therein, all interest and proceeds of any and all of the foregoing which account may be closed or from which account assets may be withdrawn by the Borrower; provided, however, upon the occurrence and during the continuation of an Event of Default, any Pre-Default L/C Cash Collateral Account shall automatically be deemed to be a Post-Default L/C Cash Collateral Account and such account and all assets held therein shall become subject to the terms and provisions of Section 8.04 without further act of the Administrative Agent, the Issuing Bank or any Lender.
     4. Section 8.04(a) of the Credit Agreement is hereby amended to delete therefrom each reference to “L/C Cash Collateral Account” in its entirety and to insert in its stead in each instance the reference to “Post-Default L/C Cash Collateral Account”.
     5. The introductory paragraph of Section 8.04(b) of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:
     To the extent not otherwise automatically converted from a Pre-Default L/C Cash Collateral Account in accordance with the terms and provisions of this Agreement, the Borrower hereby authorizes the Issuing Bank to open at any time upon the occurrence and during the continuance of an Event of Default a Post-Default L/C Cash Collateral Account, and hereby pledges and assigns and grants to the Issuing Bank on behalf of itself and of the Lenders a security interest in the following collateral (the “L/C Cash Collateral Account Collateral”):
     6. Subsection 8.04(b)(i) of the Credit Agreement is hereby amended to delete therefrom the reference to “L/C Cash Collateral Account” in its entirety and to insert in its stead the reference to “Post-Default L/C Cash Collateral Account”.
     7. Section 8.04(c) of the Credit Agreement is hereby amended to delete therefrom each reference to “L/C Cash Collateral Account” in its entirety and to insert in its stead in each instance the reference to “Post-Default L/C Cash Collateral Account”.
     8. Section 8.04(d) of the Credit Agreement is hereby amended to delete therefrom each reference to “L/C Cash Collateral Account” in its entirety and to insert in its stead in each instance the reference to “Post-Default L/C Cash Collateral Account”.
     9. Subsection 8.04(e)(i) of the Credit Agreement is hereby amended to delete therefrom the reference to “L/C Cash Collateral Account” in its entirety and to insert in its stead the reference to “Post-Default L/C Cash Collateral Account”.
     10. Section 8.04(f) of the Credit Agreement is hereby amended to delete therefrom each reference to “L/C Cash Collateral Account” in its entirety and to insert in its stead in each instance the reference to “Post-Default L/C Cash Collateral Account”.
     11. The provisions of Sections 2 through 10 of this Second Amendment shall not become effective until the Administrative Agent has received the following items, each in form and substance acceptable to the Administrative Agent and its counsel:
(a)	this Second Amendment, duly executed by the Borrower and the Required Lenders;

(b)	the items listed in the Preliminary Closing Agenda set forth on Exhibit A attached hereto and made a part hereof; and

(c)	payment of all fees and expenses owed to the respective counsel of the Administrative Agent, the Documentation Agent, the Lead Arranger in connection with this Second Amendment.
     12. The Borrower hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by it pursuant to the terms and conditions of the Credit Agreement, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Credit Agreement.
     13. The Borrower acknowledges and agrees that each and every document, instrument or agreement, which at any time has secured the Obligations including, without limitation, the Subsidiary Guaranty and the Pledge Agreement hereby continues to secure the Obligations.
     14. The Borrower hereby represents and warrants to the Lenders, the Administrative Agent, the Documentation Agent and the Syndication Agent that (i) the Borrower has the legal power and authority to execute and deliver this Second Amendment, (ii) the officers of the Borrower executing this Second Amendment have been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions hereof, (iii) the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof and all documents executed or to be executed herewith, do not violate or conflict with the organizational agreements of the Borrower or any Law applicable to the Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Borrower, and (iv) this Second Amendment, the Credit Agreement and the documents executed or to be executed by the Borrower in connection herewith constitute valid and binding obligations of the Borrower in every respect, enforceable in accordance with their respective terms.
     15. The Borrower represents and warrants that (i) no Potential Default or Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery of this Second Amendment or the performance or observance of any provision hereof, (ii) the schedules attached to and made a part of the Credit Agreement, are true and correct in all material respects as of the date hereof, except as such schedules may have heretofore been amended or modified in writing in accordance with the Credit Agreement or are being amended or modified in accordance with this Second Amendment, and (iii) it presently has no known causes of action of any kind at Law or in equity against the Lenders, the Administrative Agent, the Documentation Agent or the Syndication Agent arising out of or in any way relating to the Loan Documents.
     16. Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.
     17. The agreements contained in this Second Amendment are limited to the specific agreements made herein. Except as amended hereby, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect. This Second Amendment amends the Credit Agreement and is not a novation thereof.
     18. This Second Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.
     19. This Second Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the State of New York without regard to the principles of the conflicts of law thereof. The Borrower hereby consents to the jurisdiction and venue of the Courts of the State of New York sitting in the County of New York and of the United States District Court of the Southern District of New York, and any appellate Court from any thereof with respect to any suit arising out of or mentioning this Second Amendment.
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     IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Second Amendment to be duly executed by their duly authorized officers on the day and year first above written.

WITNESS:	THE BORROWER:
/s/ Tom Marion	RTI International Metals, Inc.
By: /s/ Roseanne S. Potter ; Name: Roseanne S. Potter Title: Treasurer
THE ADMINISTRATIVE AGENT
PNC Bank, National Association
By: /s/ Susan Dimmick Title: Vice President
THE DOCUMENTATION AGENT
PNC Bank, National Association
By: /s/ Susan Dimmick Title: Vice President
THE LENDERS
Citibank, N.A.
By: /s/ Vasudera Sersane Title: Vice President
PNC Bank, National Association
By: /s/ Susan Dimmick Title: Vice President

Fifth Third Bank
By: /s/ H. A. Mung Title: Vice President
Comerica Bank
By: /s/ [illegible signature] Title: AVP
KeyBank National Association
By: /s/ Suzannah Harris Title: Vice President